Exhibit 4.15

Working Capital Loan Agreement

Lender: Hangzhou Xiaoshan Rural Commercial Bank Co., LTD. - Louta Branch

Borrower: Hangzhou Forasen Technology Co., Ltd

In accordance with the relevant national laws, regulations and rules, the borrower and lender have reached a consensus through full consultation and hereby enter into this contract for mutual compliance.

Article 1 Amount, Type and Purpose of the Loan

The amount of the loan is 3,000,000 RMB. The type of loan is medium-term loan, and the purpose of the loan is to purchase activated carbon.

Article 2 Term of Loan

From July 18, 2022 to July 17, 2025. If the actual loan date and maturity date are inconsistent with the above, the electronic data and vouchers generated by the debit note or the online debit bank shall prevail.

Article 3 Borrowing Rate

The loan interest rate under this contract shall be calculated by simple interest method, which shall be determined in the following way.

Floating interest rate. The interest rate of each loan under this contract shall be determined by the latest one-year LPR published on the natural day one day prior to the loan issuance date plus 261.000000 basis points. The specific interest rate shall be subject to the electronic data and vouchers generated by the debit note, the online bank and other electronic banks.

During the term of the loan, the interest rate on each loan shall be adjusted accordingly in the following manner without further notice by the Lender to the borrower. If there is no corresponding date in the current adjustment month, the last day of the current month shall be the adjustment day. From the adjustment date, the LPR of the term variety selected in this article in the latest period published on the natural day before the adjustment date shall be the new pricing basis, and the plus (minus) basis point shall remain unchanged.

Article 4 Loan Issuance and Payment

4.1 Withdrawal conditions. For the withdrawal hereunder, the borrower shall meet the following conditions:

(1). The borrower does not violate its obligations and responsibilities hereunder;

(2). There is no adverse change in the borrower’s financial condition which may harm, cause mishap or prevent it from performing its obligations and responsibilities under this contract;

(3). No breach of contract occurs under this contract;

(4). The guarantee shall continue to be effective, and the guarantee ability of the guarantor and the guarantee ability or value of the property have not changed adversely to the lender;

(5). The borrower has opened relevant accounts as required by the lender:

(6). Other conditions required by the lender;

4.2 Loan.

The borrower applies to the lender for withdrawal before using the funds, and if the lender considers that the withdrawal conditions agreed herein are met after examination, the loan funds shall be transferred to the agreed borrower’s account.

4.3 Payment of loans.

(1). Entrusted payment. A single payment of the loan fund exceeds RMB 0. The lender is entrusted to pay. The lender shall pay the loan funds to the borrower’s transaction partner through the borrower’s account after examination and approval according to the borrower’s power of attorney for payment, relevant payment vouchers, business contracts and other supporting materials;

(2). Self-payment. If the lender does not meet the conditions of the entrusted payment method, the borrower shall make the payment independently. The borrower shall, within 30 days after the use of the loan funds, provide the lender with transaction information related to the payment of the loan funds and summarize and report the payment of the loan funds. The lender shall have the right to verify whether the loan payment is specifically for the specified purpose by means of account analysis, voucher inspection, on-site investigation, etc.

(3). In the process of payment of the loan hereunder, if the borrower’s credit status declines, its ability to earn interest from its main business is not strong, or the loan fund is used abnormally, the Borrower shall negotiate with the lender to supplement the loan issuance and payment terms, or the lender shall have the right to change the payment method or stop the loan fund issuance and payment.

Article 5 Repayment

5.1 As agreed in the contract, the repayment method is monthly interest payment, the 20th day of each month is the interest settlement date, and the next day is the interest payment date. The late payment of interest shall be regarded as the default. The principal shall be repaid in one lump sum at the end of the loan term, and the interest shall be repaid with the principal. However, if the electronic data and vouchers generated by the e-bank, such as the debit note or online bank, specifically specify the repayment method of the loan, the repayment method of the loan shall follow this agreement.

5.2 If the borrower has multiple debts with the lender, the lender may independently determine the order of repayment of each debt.

5.3 The lender may independently determine the order of repayment of the principal, interest and expenses under a single debt item.

Article 6 Borrower’s Commitment

6.1 The borrower has been approved and registered by the administrative department for industry and commerce or competent authorities in accordance with law, and the loan items meet the requirements of laws and regulations;

6.2 The borrower, its legal representative, shareholders and senior management personnel, etc., have good credit standing and no major bad record;

6.3 Timely provide the Lender with documents and vouchers related to the issuance, payment and use of the loan funds hereunder, and the materials, documents, data and information provided are true, accurate, complete, legal and effective;

6.4 Cooperate with the lender in payment management, and accept on-site and off-site investigations by the lender;

6.5 If the guarantor loses his or her guarantee ability in part or in whole, such as business suspension, bankruptcy, dissolution, revocation of business license, reorganization, merger (merger or acquisition) or serious operating loss, the guarantor shall be obliged to inform the lender in a timely manner and remove the lender’s request for timely provision of the guarantee approved by the Lender;

6.6 All transactions between the Borrower and its affiliates shall be conducted in good faith, fairly and without directly or indirectly harming the interests of the Lender under this Contract;

6.7 The Borrower shall strengthen environmental and social risk management, accept the supervision of the lender, and promptly notify the lender of adverse events involving major environmental and social risks;

6.8 The borrower shall use the loan strictly in accordance with the purpose of the contract and shall not illegally transfer the loan funds into the real estate market, the stock market or other prohibited areas;

6.9 Timely notify the lender of material adverse events affecting the solvency.

Article 7 Extension of loan term

If the borrower needs to extend the loan term, it shall apply to the lender in writing prior to the maturity of the loan. Upon the consent of the lender and the guarantor, the lender, the borrower and the guarantor shall separately sign a loan extension repayment agreement. After the loan is extended, when the extended term of the loan plus the original term reaches the new interest rate term level, the interest rate shall be determined according to the current interest rate level of the accumulated term

Article 8 Breach or risk event

(1) Failing to repay the loan principal or interest on schedule, or failing to repay the principal and interest of the loan according to the repayment method specially agreed upon in the electronic data and vouchers generated by the debit note, online banking and other electronic banks;

(2) Not using the loan according to the agreed purpose of the loan;

(3) Failure to pay the loan funds in the agreed manner;

(4) Failure to comply with commitments hereunder;

(5) Failing to pay off other debts due to the lender or debts due to any other financial institution or a third party on time;

(6) Property is subjected to robbery or other incidents;

(7) Being involved in a material adverse lawsuit;

(8) Being imposed heavy administrative penalties by an administrative organ;

(9) Suspension of production or closure of business;

(10) Concealing the financial and operating conditions of the enterprise or withdrawing funds (capital);

(11) Contracting, entrusted operation, custody, leasing, joint venture, merger, merger, division, donation, joint-stock reform or reduction of registered capital without the written consent of the lender;

(12) Failing to notify the lender in writing one month in advance of the alteration of the business registration items such as the name, legal representative, shareholder, domicile or business scope of the enterprise;

(13) Stealing (evading) tax, going bankrupt, being dissolved, being ordered to stop business for rectification or being suspended (expelling) the business license;

(14) The legal representative, shareholder or senior management personnel of the borrower or the guarantor participate in major gambling, drug taking or other illegal and disciplinary acts;

(15) The occurrence of adverse events involving major environmental and social risks;

(16) Other circumstances seriously affect the ability to repay debts or loss of credit.

During the term of this contract, in the event of the above breach or risk event occurring to the borrower, the lender has the right to take one or more of the following measures, including but not limited to:

1. Calculate and collect penalty interest and compound interest in accordance with regulations;

2. Stop the issuance of loans, declare the loans issued under this Contract to be due in advance, and require the Borrower to repay all the loans and the corresponding interest immediately;

3. Stop payment on the account opened by the borrower at any business institution of Zhejiang Xiaoshan Rural Commercial Bank Co., LTD., and directly deduct the corresponding amount to repay the loan principal and interest and fees;

4. Require the guarantor to perform the joint guaranty liability;

5. Demand the realization of mortgage;

6. Terminate this Contract in advance;

7. Require the borrower to provide new guarantees for the claims under this contract that meet the requirements of the lender, or take other measures to ensure that the legitimate rights and interests of the lender are not infringed;

8. Be included in the black and grey list;

9. Other acts permitted by law.

Article 9 Loan Guarantee

The guarantee provided by the borrower shall maintain its due guarantee ability before the expiration of the lender’s rights under this contract. If the guarantee ability of the property is reduced or loses its guarantee function or the guarantor becomes addicted to one of the circumstances in Article 8 (5) to (16), the lender has the right to stop the loan that has not been issued hereunder and withdraw the loan that has not matured in advance.

Article 10 Liability for breach of contract:

10.1 Default of the borrower and liabilities for breach of contract:

(1). If the borrower fails to repay the loan principal on time (including extending the loan term), the penalty interest will be calculated and charged at the interest rate agreed in the loan contract plus 50% of the penalty interest rate from the overdue date.

(2). The loan interest and penalty interest shall be paid on schedule at the end, and compound interest shall be calculated according to the penalty interest rate.

(3). If the loan is not used in accordance with the provisions of the contract, the penalty interest rate of 100% plus penalty interest rate shall be levied on the embezzled loan during the period of embezzling.

(4). The borrower shall return the loan in advance only with the consent of the lender; The lender has the right to charge the borrower interest on the loan repaid in advance at the time limit and interest rate agreed herein, provided that, with the consent of the lender, the interest may be calculated and charged at the interest rate agreed herein and the actual number of days.

10.2 Breach by the lender and its liability for breach: Where the lender fails to provide the loan to the borrower in accordance with the contract, it shall pay liquidated damages to the borrower based on the amount in breach, the interest rate of overdue penalty and the number of days in default.

Article 11 Performance of a contract

11.1 The lender shall be deemed to have fulfilled its obligation to grant the loan when it transfers the loan into the borrower’s account.

11.2 If the lender collects the principal and interest of the loan due or collects the principal and interest of the loan in advance as agreed, it may directly stop payment or directly deduct the corresponding amount from the account opened by the borrower at any business institution of Zhejiang Xiaoshan Rural Commercial Bank Co., Ltd. to repay the principal and interest of the loan and expenses.

Article 12 Formation, effectiveness and termination of a contract

12.1 This Contract shall come into force upon being signed (sealed) by both parties; And the borrower shall provide adequate guarantee for the creditor’s rights of the lender. This contract shall come into force on the date when the guarantee contract is established and becomes effective. The borrower may require the lender to perform the loan obligation;

12.2 If, within thirty (30) days from the date of formation of this contract, the borrower should provide adequate security for the lender’s claims as agreed but fails to do so, the lender shall have the right to terminate this contract.

Article 13 Miscellaneous

13.1 The guarantee contract corresponding to this contract is: Xiao Nong Commercial Bank (Louta) Maximum Guarantee Contract No. 8021320220015263 is an integral part of this contract.

13.2 The electronic data and vouchers generated by electronic banks such as loan notes or online banking and other documents and attachments are integral parts of this contract and have the same effect as this contract.

13.3 The borrower shall bear all reasonable expenses incurred in realizing the creditor’s rights, such as litigation costs, attorney agency fees and remuneration of the bankruptcy administrator.

13.4 The terms of this contract, including the printed part and the handwritten part, have the same legal effect. The lender has requested the borrower to make a full and accurate understanding of the terms of this contract and to fully explain the terms as requested by the borrower; All terms of this contract were fully negotiated prior to conclusion; The borrower has fully known and understood the meaning of the terms of this contract and the corresponding legal consequences.

13.5 This contract is made in triplicate, with half held by the Lender and one held by the Borrower. Equivalent in effect.

Lender: /s/ Hangzhou Xiaoshan Rural Commercial Bank Co., LTD. - Louta Branch

Borrower: /s/ Hangzhou Forasen Technology Co., Ltd

Date: July 18, 2022